SAMPLE WORDING TO BE APPROVED BY GAM
 FUNDS, INC. COUNSEL

CHANGE IN THE FUNDS'S INDEPENDENT REGISTERED
 PUBLIC ACCOUNTING FIRM

In November 2004, the Board of Directors (the Board)
 of the Funds selected Ernst & Young LLP as its independent auditor registered public accounting firm for the fiscal year ended 31st December 31, 2004.
At a special meeting held on 10th November 10, 2004, the Board of the Funds, elected to terminate the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as its independent auditorregistered public accounting firm. The decision to change accountants was approved by the Funds Audit Committee.

PricewaterhouseCoopers reports on the Fund's financial
 statements for the Funds four two most recent years
prior to the year endeding 31st December  31,  2003
and 2004, did not contained no an adverse opinion or
a disclaimer of opinion, and neither report waswere not
qualified or modified as to uncertainty, audit scope,
or accounting principles. During those years and the
subsequent period preceding   PricewaterhouseCoopers
dismissalthe two years ending 31st December 31, 2003 and 2002 and through 10th November 10, 2004, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PricewaterhouseCoopers satisfaction, would have caused it to make reference thereto in their report on the financial statements. During the two years ending 31st
December 31, 2003 and 2002 and through
10th November 10, 2004, and there were no reportable events of the kinds listed inwithin the meaning of Item 304, paragraph (a)(1)(v), of
 Regulation S-K under the Securities Exchange Act of 1934.

The Funds have requested that PricewaterhouseCoopers furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter, dated February 24, 2005, is filed as an Exhibit to this Form N-SAR.